Exhibit 99.1

Company Contact:	J. Gentry Barden, Esq.
Senior Vice President & General Counsel
HealthSpring, Inc.
(615) 401-4531
HEALTHSPRING, INC. ANNOUNCES CLOSING
OF SECONDARY OFFERING OF COMMON STOCK
NASHVILLE, Tenn. (October 10, 2006) — HealthSpring, Inc. (NYSE:HS) today announced completion of the public offering of 11,600,000 shares of the Company’s Common Stock by certain selling stockholders at a price of $18.98 per share, including 11,030,433 shares sold by funds affiliated with GTCR Golder Rauner, LLC. This includes 1,500,000 shares of common stock sold by the GTCR-affiliated investment funds to cover the underwriters’ option to purchase additional shares of common stock, which was exercised in full. As a result, the GTCR-affiliated investment funds currently own 4.7% of the Company’s outstanding shares of common stock. The Company did not receive any proceeds from the sale of the shares in the offering.
Goldman, Sachs & Co., Citigroup Corporate and Investment Banking, and UBS Investment Bank served as joint book-running managers for the offering, and Lehman Brothers, Banc of America Securities LLC, CIBC World Markets, Raymond James & Associates, and Avondale Partners were co-managers for the offering.
A copy of the final prospectus may be obtained by contacting Goldman, Sachs & Co., 85 Broad Street, New York, NY 10004, Attn: Prospectus Dept. (fax: 212.902.9316) or by e-mail to: prospectus-ny@ny.email.gs.com ; from Citigroup Corporate and Investment Banking, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718.765.6732); or from UBS Securities LLC, Prospectus Department, 299 Park Avenue, New York, NY 10171, or by phone at 888.827.7275.
A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.
HealthSpring is one of the largest managed care organizations in the United States whose primary focus is the Medicare Advantage market. The Company currently owns and operates Medicare Advantage and stand-alone Medicare prescription drug plans in Tennessee, Texas, Alabama, Illinois, and Mississippi. In addition, the Company uses its infrastructure and provider networks in Tennessee and Alabama to offer commercial health plans to employer groups.
Statements contained in this press release that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. Forward-looking statements, including statements regarding the completion of the proposed public offering and any of the terms thereof, are uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by the Company. Additional information regarding these and other risks are contained in the Company’s registration statement relating to the offering.
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44 Vantage Way · Suite 300 · Nashville, TN 37228 · (615) 291-7000